As filed with the Securities and Exchange Commission on August 26, 2005.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MWI VETERINARY SUPPLY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	651 S. Stratford Drive, Suite 100 Meridian, Idaho 83642 (800) 824-3703	02-0620757
(State of Incorporation)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

MWI VETERINARY SUPPLY, INC. 2005 STOCK-BASED INCENTIVE COMPENSATION PLAN
(Full Title of the Plan)

JAMES F. CLEARY, JR. PRESIDENT AND CHIEF EXECUTIVE OFFICER 651 S. STRATFORD DRIVE, SUITE 100 MERIDIAN, IDAHO 83642 (800) 824-3703
(Name, address including zip code, and telephone number, including area code, of agent for service)

With a Copy to:
JAMES A. LEBOVITZ, ESQ. STEPHEN M. LEITZELL, ESQ. Dechert LLP 4000 Bell Atlantic Tower 1717 Arch Street Philadelphia, Pennsylvania 19103 (215) 994-4000

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $0.01 per share	1,200,000 shares	$20.96	$25,152,000	$2,961

(1)                                 The final number of shares to be offered under the Plan shall be confirmed by a resolution of the Compensation Committee.

(2)                                 Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents, as originally filed with the Commission by MWI Veterinary Supply, Inc. (the “Registrant”) are hereby incorporated herein by reference:

1.                                       The Registrant’s Registration Statement (file no. 333-124264), filed with the Commission on Form S-1 on April 22, 2005, as subsequently amended.

2.                                       Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the Commission on August 12, 2005.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                           Description of Securities.

Not applicable.

Item 5.                                                           Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                           Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation.  The Amended and Restated Certificate of Incorporation of the Registrant provides for indemnification of its directors, officers, and any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable to the full extent permitted by Delaware law.

The Amended and Restated Certificate of Incorporation provides that no person shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.                                                           Exemption from Registration Claimed.

Not applicable.

Item 8.                                                           Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description

4.1

Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registration Statement filed by the Registrant on Amendment No. 4 to Form S-1 with the Commission on July 29, 2005 (File No. 333-124264)).

4.2

Form of Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registration Statement filed by the Registrant on Amendment No. 4 to Form S-1 with the Commission on July 29, 2005 (File No. 333-124264)).

5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.

15.1	Letter re unaudited interim financial statements.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

Item 9.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boise, State of Idaho, on this 26th day of August, 2005.

MWI VETERINARY SUPPLY, INC.

By:	/s/ James F. Cleary, Jr.

James F. Cleary, Jr.
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Cleary, Jr. and Mary Patricia B. Thompson and each or any one of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of MWI Veterinary Supply, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James F. Cleary, Jr.	Director, President and Chief	August 26, 2005
James F. Cleary, Jr.	Executive Officer (Principal
Executive Officer)

	Vice President, Secretary and Chief	August 26, 2005
/s/ Mary Patricia B. Thompson	Financial Officer (Principal
Mary Patricia B. Thompson	Financial Officer and Principal
Accounting Officer)

/s/ Keith E. Alessi	Director	August 26, 2005
Keith E. Alessi

/s/ Bruce C. Bruckmann	Director	August 26, 2005
Bruce C. Bruckmann

	Director	August 26, 2005
John F. McNamara

/s/ Brett A. Pertuz	Director	August 26, 2005
Brett A. Pertuz

/s/ Robert N. Rebholtz, Jr.	Director	August 26, 2005
Robert N. Rebholtz, Jr.

/s/ Stephen C. Sherrill	Director	August 26, 2005
Stephen C. Sherrill

EXHIBIT INDEX

Exhibit Number	Description

4.1

Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registration Statement filed by the Registrant on Amendment No. 4 to Form S-1 with the Commission on July 29, 2005 (File No. 333-124264)).

4.2

Form of Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registration Statement filed by the Registrant on Amendment No. 4 to Form S-1 with the Commission on July 29, 2005 (File No. 333-124264)).

5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.

15.1	Letter re unaudited interim financial statements.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).